Exhibit 99.1

1212 Avenue of the Americas, 17th Floor New York, NY 10036 1-877-279-2311 (in the U.S., including Puerto Rico, and Canada) 1-917-484-4425 (all other areas)	: Broadridge, Inc., Attn: BCIS IWS, 51 Mercedes Way, Edgewood, NY 11717 : Broadridge, Inc., Attn: BCIS Re-Organization Dept., P.O. Box 1317, Brentwood, NY 11717-0718

CUMMINS INC.

LETTER OF TRANSMITTAL

Okapi Partners LLC
1212 Avenue of the Americas, 17th Floor
New York, NY 10036
1-877-279-2311 (in the U.S., including Puerto Rico, and Canada)
1-917-484-4425 (all other areas)

WHERE TO FORWARD YOUR TRANSMITTAL

The method of delivery of certificate(s) and all other required documents is at the election and risk of the owner. If you elect to send them by mail, it is recommended that you send them by certified or registered mail with return receipt requested. If delivering instructions within a week of expiration of the Exchange Offer, it is recommended to submit via overnight courier (excluding USPS overnight) to guarantee receipt of instructions prior to cutoff. Delivery will be deemed effective only when received by Broadridge.

If using UPS, FedEx or Courier: Broadridge, Inc., Attn: BCIS IWS, 51 Mercedes Way, Edgewood, NY 11717

If using USPS Service: Broadridge, Inc., Attn: BCIS Re-Organization Dept., P.O. Box 1317, Brentwood, NY 11717-0718

This area is reserved for the shareholders name and address	This area is reserved for the shareholder account number and shares.

TO TENDER YOUR SHARES OF CUMMINS INC.

To tender your shares, you must submit your instructions in one of the following ways:

Option 1) Internet - If you do not hold any stock certificates and would like to tender some or all of your book entry shares online, visit the exchange website at www.okapivote.com/CumminsAtmusExchange and follow the instructions on the site.

Option 2) Mail - complete the instructions, sign and return this Exchange Form in the envelope provided including any original certificates.

TIME IS CRITICAL. PLEASE COMPLETE AND RETURN PROMPTLY IN ACCORDANCE WITH THE ENCLOSED INSTRUCTIONS.

EXCHANGE FORM AND LETTER OF TRANSMITTAL.

To accompany original certificates of common stock of Cummins Inc. (“Cummins”), par value $2.50 per share (“Cummins Common Stock”) that are validly tendered and not properly withdrawn.

This Exchange Form and Letter of Transmittal may be used to make tender only with respect to certain shares of Cummins Common Stock you hold. You may receive additional Exchange Forms and/or Letters of Transmittal with respect to shares of Cummins Common Stock held by you in another manner or in another name. The deadline for submitting exchange forms is 12:00 midnight, New York City time, at the end of the day on March 13, 2024, unless the Exchange Offer (as defined below) is extended or terminated. Exchange forms must be RECEIVED by the Exchange Agent no later than 12:00 midnight, New York City Time, at the end of the day on the expiration date of the Exchange Offer.

Complete the box(es) on the reverse side to make tender to receive shares of common stock of Atmus Filtration Technologies Inc. (“Atmus”), par value $0.0001 per share (“Atmus Common Stock”), which may be subject to proration, adjustment, and certain limitations as set forth in the prospectus, dated February 14, 2024 (the “Prospectus”). Capitalized terms used but not defined herein will have the meetings ascribed to them in the Prospectus.

ELECTION CHOICES

MARK THE BOX BELOW UNDER STOCK ELECTION TO PARTICIPATE IN THE EXCHANGE OFFER STOCK ELECTION

Mark this box to elect to make a stock election with respect to ALL of your shares of Cummins Common Stock.	Certificate No. Shares	Certificate No. Shares

Mark this box to elect to make a stock election with respect to the following number of your shares of Cummins Common Stock. You must indicate the number of shares of Cummins Common Stock you wish to elect on in the boxes to the right.

Shares from other certificates held:

Certificated shares:
Book-Entry shares:
Total shares:

ODD LOT

In the event the Exchange Offer is oversubscribed and Cummins is unable to accept all tenders of Cummins Common Stock at the exchange ratio, all shares of Cummins Common Stock that are validly tendered and not properly withdrawn will generally be accepted for exchange on a pro rata basis in proportion to the total number of shares tendered, which is referred to as “proration.” Shareholders who directly or beneficially own fewer than 100 shares of Cummins Common Stock who wish to tender all of their shares of Cummins Common Stock will receive preferential treatment if the Exchange Offer is oversubscribed, in that all such shares of Cummins Common Stock tendered will be accepted for exchange and will not be subject to proration. Direct or beneficial holders of more than 100 shares of Cummins Common Stock, and those who own fewer than 100 shares of Cummins Common Stock but do not tender all of their shares, will be subject to proration. In addition, shares held on behalf of participants in the Cummins Retirement and Savings Plan and the Cummins Retirement and Savings Plan for Certain Collectively Bargained Employees (each of which holds more than 100 shares of Cummins Common Stock) will be subject to proration.

Mark this box if you own an aggregate of fewer than 100 shares of Cummins Common Stock and are tendering all such shares.

LOST OR DESTROYED CERTIFICATE(S)

If your certificate(s) representing shares of Cummins Common Stock have been mutilated, destroyed, lost or stolen and you wish to tender your shares, please contact Broadridge Corporate Issuer Solutions, LLC at 1-844-973-0592 regarding the requirements for replacement of the certificate(s). Replacement shares will be issued in book-entry form via DRS. You may be asked to post a surety bond for your lost shares of Cummins Common Stock. Your shares of Cummins Common Stock will not be included in the Exchange Offer unless you satisfy the requirements for replacement of your lost or destroyed certificate(s). You are urged to call Broadridge immediately to ensure timely processing of the documentation.

To be effective, this Exchange Form and Letter of Transmittal must be properly completed, signed and delivered to the Exchange Agent at the appropriate address listed in the Instruction Booklet to the Letter of Transmittal together with your original stock certificate(s), confirmation of book-entry transfer or a properly completed Notice of Guaranteed Delivery, prior to the expiration on March 13, 2024. Do not send your election materials to Cummins, the Information Agent, or Atmus.

This Letter of Transmittal relates to the offer (the “Exchange Offer”) by Cummins to exchange up to an aggregate of 67,054,726 shares of Atmus Common Stock, owned by Cummins, for outstanding shares of Cummins Common Stock, that are validly tendered and not properly withdrawn prior to the expiration of this Exchange Offer. Such exchange shall be consummated at a ratio of shares of Atmus Common Stock for each share of Cummins Common Stock tendered, upon the terms and subject to the conditions set forth herein and in the Prospectus. The Exchange Offer will expire and related withdrawal rights shall terminate at 12:00 midnight, New York City Time, at the end of the day on March 13, 2024, unless extended or terminated in accordance with applicable law and the terms of the Exchange Offer. The last day on which tenders will be accepted, whether on March 13, 2024 or any later date to which the Exchange Offer is extended, is referred to herein as the “expiration date.”

Although Cummins has mailed the Prospectus to the extent required by U.S. law, including to shareholders located outside the United States, the Prospectus is not an offer to buy, sell or exchange and it is not a solicitation of an offer to buy or sell any shares of Cummins Common Stock or shares of Atmus Common Stock in any jurisdiction in which such offer, sale or exchange is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. None of Cummins or Atmus has taken any action under non-U.S. regulations to facilitate a public offer to exchange the shares of Cummins Common Stock or Atmus Common Stock outside the United States. Accordingly, the ability of any non-U.S. person to tender shares of Cummins in the Exchange Offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the Exchange Offer without the need for Cummins or Atmus to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors. Non-U.S. shareholders should consult their advisors in considering whether they may participate in the Exchange Offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations to transactions in the shares of Cummins Common Stock or Atmus Common Stock that may apply in their home countries. None of Cummins or Atmus can provide any assurance about whether such limitations may exist.

SIGNATURE(S) REQUIRED. Signature of Registered Holder(s) or Agent

Signature of Registered Holder(s) or Agent must be signed by the registered holder(s) EXACTLY as name(s) appear(s) on stock certificate(s). If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation in a fiduciary or representative capacity, or other person, please set forth full title. Please refer to the Instruction Booklet to the Letter of Transmittal, Signature Guarantees.

Upon the terms and subject to the conditions of the conditions of the Exchange Offer, by signing the below, I hereby irrevocably appoint Cummins’ designees as my attorneys-in-fact and proxies, each with full power of substitution, to the full extent of my rights with respect to my shares of Cummins Common Stock validly tendered and accepted for exchange by Cummins and with respect to any and all other shares of Cummins Common Stock and other securities issued or issuable in respect of the tendered shares of Cummins Common Stock on or after the expiration of the Exchange Offer. That appointment is effective when and only to the extent that Cummins deposits the shares of Atmus Common Stock for the shares of Cummins Common Stock that I have validly tendered with the Exchange Agent. All such proxies shall be considered coupled with an interest in the validly tendered shares of Cummins Common Stock and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies that I have given will be revoked and I may not give any subsequent proxies (and, if given, they will not be deemed effective). Cummins’ designees will, with respect to the shares of Cummins Common Stock for which the appointment is effective, be empowered, among other things, to exercise all of my voting and other rights as they, in their sole discretion, deem proper. Cummins reserves the right to require that, in order for shares of Cummins Common Stock to be deemed validly tendered, immediately upon Cummins’ acceptance for exchange of those shares of Cummins Common Stock to be deemed validly tendered, Cummins must be able to exercise full voting rights with respect to such shares.

By signing below, I represent and warrant as follows:

(1)

I have full power and authority to tender, sell, assign and transfer the shares of Cummins Common Stock represented by the stock certificate(s) surrendered herewith or transferred in book-entry form, or covered by a guarantee of delivery. When Cummins accepts such shares for exchange pursuant to the Exchange Offer, Cummins will acquire good, marketable and unencumbered title to such shares, free and clear of all liens, restrictions, changes and encumbrances and not subject to any adverse claims. I will, upon request, execute and deliver any additional documents reasonably deemed by the Exchange Agent to be appropriate or necessary to complete the tender, sale, assignment and transfer of my shares of Cummins Common Stock, and all authority I have conferred or agreed to confer in the Letter of Transmittal and all of my obligations hereunder shall be binding upon my successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives, and shall survive and not be affected by my death or incapacity.

(2)

(a) I have a net long position equal to or greater than the amount of (1) shares of Cummins Common Stock tendered or (2) other securities immediately convertible into or exchangeable or exercisable for the shares of Cummins Common Stock tendered and I will acquire such shares for tender by conversion, exchange or exercise and (b) I will cause such shares to be delivered in accordance with the terms of the Prospectus.

(3)

My participation in the Exchange Offer and tender of such shares complies with Rule 14e-4 and the applicable laws of both the jurisdiction where I received the materials relating to the Exchange Offer and the jurisdiction from which the tender is being made.

(4)

I understand that neither surrender nor an election is made in acceptable form until receipt by the Exchange Agent of this Letter of Transmittal, duly completed and manually signed, together with any stock certificate(s) representing shares of Cummins Common Stock and all accompanying evidences of authority. I agree that all questions as to the validity, form and eligibility of any surrender of the shares of Cummins Common Stock will be determined by the Exchange Agent.

(5)

I understand that, pending the completion of the offer, I may not and shall not sell or otherwise transfer the shares of Cummins Common Stock subject to this Letter of Transmittal unless the offer is terminated or I properly revoke this election prior to the Election Deadline.

(6)

I acknowledge that, until I properly surrender the certificate(s) representing the shares of Cummins Common Stock to which this Letter of Transmittal relates or properly transfer such shares of Cummins Common Stock in book-entry form, I will not receive any consideration issuable or payable in connection with the offer. Delivery of such certificate(s) will be effected, and risk of loss and title to such certificate will pass, only upon proper delivery thereof to the Exchange Agent in the appropriate manner to one of the addresses listed in the Instruction Booklet to the Letter of Transmittal.

(7)

FOR NON-U.S. PERSONS: I acknowledge that Cummins has advised me that it has not taken any action under the laws of any country outside the United States to qualify or otherwise facilitate a public offer to exchange Cummins Common Stock for Atmus Common Stock in that country; that there may be restrictions that apply in other countries, including with respect to transactions in Cummins Common Stock or Atmus Common Stock in my home country; that, if I am located outside the United States, my ability to tender Cummins Common Stock in the Exchange Offer will depend on whether there is an exemption available under the laws of my home country that would permit me to participate in the Exchange Offer without the need for Cummins or Atmus to take any action to qualify or otherwise facilitate a public offering in that country or otherwise; that Cummins will rely on my representation that my participation in the Exchange Offer is made pursuant to and in compliance with the applicable laws in the jurisdiction in which I am resident or from which I am tendering my shares and in a manner that will not require Cummins or Atmus to take any action to qualify or otherwise facilitate a public offering in that country or otherwise; and that Cummins will rely on my representations concerning the legality of my participation in the Exchange Offer in determining to accept any shares that I am tendering for exchange.

Sign and provide your tax ID number on the IRS Form W-9 provided herein (or the appropriate IRS Form W-8 if you are a non-U.S. shareholder, a copy of which can be obtained at www.irs.gov).

Signature of owner	Signature of co-owner, if any	Area Code/Phone Number

SIGNATURE(S) GUARANTEED (IF REQUIRED). See Instruction 2.

Unless the shares were tendered by the registered holder(s) of the common shares, or for the account of a member of a Eligible Institution, your signature(s) must be guaranteed by an Eligible Institution.

Authorized Signature	Name of Firm

Address of Firm – Please Print